Exhibit 10.10

Binding Term Sheet between Braiin Ltd and TWCC VIC Pty Ltd

The intent of this Term Sheet is to describe the key terms of the proposed loan arrangement (the “Transaction”) between Braiin Ltd/Braiin Holdings (the “Issuer”) and TWCC VIC Pty Ltd (the “Lender”) (collectively, the “Parties”)

This Term Sheet represents a legally binding offer made by the Lender, outlining the key terms and conditions agreed upon by both parties. All provisions stated in this Term Sheet will be incorporated and formalized into the relevant definitive agreements, which will govern the relationship between the parties. The definitive documents will serve as the final and enforceable contracts, superseding any preliminary discussions or agreements. Once executed, these definitive documents will fully implement the terms and conditions outlined in this Term Sheet

Particulars	Description

Lender	TWCC VIC Pty Ltd

Instrument	Unlisted, Secured Non-Convertible Debentures

Promoter	Mr. Natraj Balasubramanian

Issuer	Braiin Limited / Braiin Holdings

Target	VIS Networks

Facility	Up to [$14.4mn]

	●	for targets acquisition [$12mn]
	●	towards repayments of lenders of commercial properties [$2.4mn]

Background

Braiin group is in the process of acquiring the Target(VIS Networks) at an approximate consideration of approx. USD $ 47.3 mn for acquiring 79.7% equity stake of the Target. The same is expected to financed as under :

	1.	Cash consideration of USD 12mn AND
	2.	Stock consideration of USD 35.3mn

End Use	●	The Facility shall be utilized towards acquisition of 79.7% shares of VIS Networks
	●	To repay mortgage loan on commercial properties owned by the Target

Tenor	4 years with a put and call option at end of 36 months and any time thereafter.

Moratorium	15 months principal moratorium from the date of disbursement or merger of the issuer and Targets whichever is earliest.

Repayment	The principal amount of the Facility shall be repaid in monthly instalments after the moratorium period.

Pricing	Coupon: 14% per annum

Coupon frequency: monthly

The company will pay additional redemption premium at the time of final maturity, as detailed out in the loan schedules in the annexures 1 & 2, basis the following:

Additional Redemption Premium = {5%} of Increase in Valuation of Targets

Increase in Valuation of targets = Exit Valuation – Entry Valuation

Entry Valuation*= Acquisition Enterprise Value = EBIDTA of Targets at the time of acquisition [60.6cr] X Entry EV/EBIDTA of [10x] = Rs [606cr]

Exit valuation* = Implied valuation of Targets at the time of Final maturity of this facility = Trailing Twelve Month EBIDTA of targets at the time of final maturity X Exit EV/EBIDTA multiple.

Exit EV/EBIDTA* = any multiple at which the Targets raised equity after Investor’s funding or Entry EV/EBIDTA multiple whichever is higher.

* EBIDTA of the Target at the time of acquisition $7mn

EV at the time of acquisition considered as $59.3

Fx at the time of acquisition considered as Rs.84 / dollar

Upfront and	Not Applicable

Commitment Fees

Cap on Investor IRR (%)		The overall IRR payable by the Issuer to the Investor (including all charges i.e. interest, upfront fee, redemption premium, additional redemption premium, prepayment penalties, etc. shall not exceed 23% (twenty three percent)

Security		Pre-Merger
	-	Pledge of 100% shares of the Issuer and Targets
	-	First and exclusive charge over all assets of the Issuer
	-	Corporate Guarantees from the Targets secured by Pari-Passu charge over fixed and current assets
	-	Exclusive charge over commercial properties owned by the targets
	-	Corporate Guarantees from the US listed Entity and any other material Group entities subject to extant regulations

Post-Merger
	-	Pledge of 100% shares of the consolidated merged entities
	-	Pari-Passu charge over all assets of the merged entities
	-	Exclusive charge over commercial properties owned by the targets
	-	Corporate Guarantees from the US listed Entity and any other material Group entities subject to extant regulations

Make Whole	18 months

Put / Call Option	Investor will have Put Option at the end of 36 months from the date of disbursement and anytime thereafter.

Issuer will have Call Option during the Lock-in Period, subject to Make-whole.

Other key conditions	-	No new financial indebtedness, equity or other capital raise, asset purchase or sale or any other share encumbrance at Issuer and Target level
	-	No direct or indirect change in the shareholding (on a fully diluted basis) of the Issuer and Target
	-	ICD or shareholder or related party loans to be subordinated to this facility
	-	Mutually agreed controls on related party transactions.
	-	The Issuer / Target to share MIS and financial statements regularly with Investor (the format of MIS and frequency of sharing information to be agreed with Investor).
	-	Standard affirmative and negative covenants.
	-	Financial covenants for the Issuer Group to be finalised post diligence and assessment of business plan (debt / EBITDA, debt / net worth, working capital days, minimum net worth, annual capital expenditure, etc.).
	-	Any other conditions based on satisfactory financial, tax, and legal diligence by the Investor.

Costs	-	All costs of transaction including diligence, documentation, and stamp duty to be borne by the Issuer. Investor can work with updated vendor diligence reports to minimize cost for the Issuer.

Confidentiality	-	The Issuer agrees and confirm, for a period of three months from the date hereof, it shall not disclose, or otherwise communicate, whether directly or indirectly, the contents of the Head of Terms to any third party or competitor of the Investor.

Validity and Exclusivity	Validity: Up to 30 June, 2025. Exclusivity: 60 days post signing of this Head of Terms

Braiin Holdings Ltd

/s/ Natraj Balsubramanian		/s/ Chetan Saligrama
Name:	Natraj Balasubramanian	Name:	Chetan Viswanatha Saligrama
Title:	Authorised Signatory	Title:	Authorised Signatory
Date:	11 March 25	Date:	11 March 25

Annexure 1 - Loan 1 Schedule - Cash payment towards acquisition of VIS

VIS Exit Valuation (USD mn)
80	100	120	140	160	180
17.98%	19.70%	21.33%	22.86%	24.33%	25.72%

Annexure 2 - Loan 2 Schedule - Repayment for existing loans